Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2010	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
8560 Upland Drive	100%	28%	12/21/01	$13,169,834	N/A	N/A	N/A
American InterContinental University	83%	28%	9/19/03	$26,977,172	N/A	N/A	N/A
AmeriCredit	SOLD	28%	7/16/01	$12,541,466	4/13/05	$14,444,000	$4,020,236
John Wiley & Sons	SOLD	28%	12/12/02	$17,506,702	4/13/05	$21,530,000	$6,023,298
Siemens – Orlando	100%	47%	10/30/03	$11,799,059	N/A	N/A	N/A
Randstad – Atlanta	SOLD	47%	12/19/03	$6,556,365	4/24/07	$9,250,000	$4,253,500
7500 Setzler Parkway	SOLD	47%	3/26/04	$7,040,475	1/31/07	$8,950,000	$4,126,017
WEIGHTED AVERAGE	93%

*	The Acquisition Price does not include the up-front sales charge.

FUND FEATURES

OFFERING DATES	March 2001 – March 2003
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 80% Tax-Preferred – 20%
AMOUNT RAISED	$37,720,487

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended September 30, 2010. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIII is in the positioning-for-sale phase of its life cycle. The Fund now owns interests in three properties. Our focus on these assets involves concentrating on leasing and/or renewing efforts that we believe will ultimately result in better disposition prices for our investors.

In July 2010, AIU extended its lease on 60,000 square feet (31% of the property) through December 31, 2012. AIU intends to vacate the remaining 100,000 square feet leased (52% of the property) when the remaining portion of its current lease expires on December 31, 2010.

Third quarter 2010 operating distributions to the Cash-Preferred unit holders were reserved (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may remain reserved in the near-term due to anticipated re-leasing costs and capital improvements at the three remaining properties.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•	The 8560 Upland Drive building, located in Denver, Colorado, is fully leased through December 2011.

•

The American InterContinental University (AIU) building is located in Hoffman Estates, Illinois, a suburb of Chicago. This asset is 83% leased to AIU, of which 52% expires in December 2010 and 31% expires in December 2012. We continue to actively market the space for lease.

•

The AmeriCredit building was sold on April 13, 2005, and $4,020,236 in net sale proceeds was allocated to the Fund. The November 2005 distribution included $4,002,754 of these proceeds. The remaining proceeds were included in the net sale proceeds distribution in August 2007.

•

The John Wiley & Sons property was sold on April 13, 2005, and $6,023,298 in net sale proceeds was allocated to the Fund. The November 2005 distribution included $5,997,246 of these proceeds. The remaining $26,052 was included in the net sale proceeds distribution in August 2007.

•	The Siemens – Orlando property is 100% leased to three tenants, and the major lease to Siemens extends through September 2011.

•

The Randstad – Atlanta building was sold on April 24, 2007. Net sale proceeds of $4,253,500 were allocated to the Fund. Almost all of these proceeds were included in the net sale proceeds distribution in November 2007. The remaining proceeds are being reserved at this time.

•

7500 Setzler Parkway was sold on January 31, 2007, and net sale proceeds of approximately $4,126,017 were allocated to the Fund. Net sale proceeds of approximately $4,106,465 were distributed to the limited partners in August 2007. The remaining proceeds were included in the net sale proceeds distribution in November 2007.

For a more detailed quarterly financial report, please refer to Fund XIII’s most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1 & 2)	Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/09(3)
Per “Cash-Preferred” Unit	$10	$3.96	N/A	$4.36	$3.92
Per “Tax-Preferred” Unit	$10	$0.00	$0.86	$7.89	$3.88

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)

This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2/1/2010 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2010	Reserved	Reserved	Reserved
2009	3.00%	3.00%	Reserved	Reserved	1.50%
2008	6.00%	3.00%	Reserved	Reserved	2.25%
2007	8.00%	6.50%	6.00%	6.00%	6.63%
2006	7.50%	7.50%	6.50%	7.50%	7.25%
2005	8.00%	5.00%	6.50%	7.00%	6.63%
2004	8.00%	8.00%	8.00%	8.50%	8.13%

TAX PASSIVE LOSSES—“TAX-PREFERRED” PARTNERS

2009	2008	2007		2006	2005		2004
8.12%	7.72%	-18.61	%**	10.11%	-24.61	%**	10.80%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway — Norcross, GA 30092-3365 — www.WellsREF.com — 800-5574830

LPMPFSP1009-0800-13	© 2010 Wells Real Estate Funds